UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 18, 2023

Date of Report (Date of Earliest Event Reported)

The Chemours Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware 19801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Common Stock ($0.01 par value)	CC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2023, The Chemours Company (the “Company”) entered into an Amendment and Restatement Agreement (the “Restatement Agreement”) among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amends and restates in its entirety the Amended and Restated Credit Agreement, dated as of April 3, 2018, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified from time to time prior to August 18, 2023, the “Existing Credit Agreement”). The Restatement Agreement provides for a senior secured revolving credit facility with aggregate commitments in an amount equal to $900,000,000 (the “Revolving Credit Facility”), a five-year, senior secured term loan facility in an aggregate principal amount equal to $1,070,000,000 (the “Term Loan B-3 US$ Facility”), and a five-year senior secured term loan facility in an aggregate principal amount equal to €415,000,000 (the “Term Loan B-3 Euro Facility”). The Term Loan B-3 US$ Facility and the Term Loan B-3 Euro Facility are referred to collectively as the “New Term Loan Facilities.”

The Tranche B-3 US$ Term Loan Facility bears a variable interest rate equal to, at the election of the Company, adjusted Term SOFR plus 3.50%, subject to an adjusted SOFR floor of 0.50%, or adjusted base rate plus 2.50%, subject to a base rate floor of 0.0%. The Tranche B-3 Euro Term Loan Facility bears a variable interest rate equal to adjusted EURIBOR plus 4.00%, subject to an adjusted EURIBOR floor of 0.0%. The New Term Loan Facilities will mature on August 18, 2028 and the Revolving Credit Facility will mature on October 7, 2026, in each case, subject to acceleration in certain circumstances.

The Restatement Agreement also modifies certain provisions of the Existing Credit Agreement, including certain negative covenants to allow further flexibility for the Company. The New Term Loan Facilities contain affirmative and negative covenants, representations and warranties and other terms customary for financings of this type. The affirmative covenants include delivery of annual and quarterly financial statements and other information, delivery of notices of default under the Restatement Agreement and occurrence of certain other events, payment of obligations and maintenance of insurance. The negative covenants include limitations on debt, limitations on liens, limitations on mergers, consolidations, liquidations, dissolutions and similar transactions, limitations on asset dispositions, limitations on investments and limitations on dividends and other distributions on capital stock and on redemptions and repurchases of capital stock, in each case subject to qualifications and exceptions.

The obligations under the New Term Loan Facilities and the Revolving Credit Facility are guaranteed on a senior secured basis by all of the Company’s material, wholly-owned domestic subsidiaries, subject to certain agreed upon exceptions. The obligations under the New Term Loan Facilities and the Revolving Credit Facility are also, subject to certain agreed upon exceptions, secured by a first priority lien on substantially all of the Company’s assets and substantially all of the assets of the Company’s material, wholly-owned domestic subsidiaries, including 100% of the stock of certain of the Company’s domestic subsidiaries and 65% of the stock of certain of the Company’s foreign subsidiaries.

The proceeds of the New Term Loan Facilities will be used by the Company (i) to refinance the existing term loan facilities under the Existing Credit Agreement, including pursuant to a conversion of Tranche B-2 US$ Term Loans and/or Tranche B-2 Euro Term Loans into Tranche B-3 US$ Term Loans or Tranche B-3 Euro Term Loans, as applicable, on a cashless basis, (ii) to pay fees and expenses in connection with the foregoing and with the other transactions contemplated under the Restatement Agreement and (iii) for working capital and other general corporate purposes. The proceeds of the Revolving Credit Facility may be used for working capital and other general corporate purposes and other transactions not prohibited by the Restatement Agreement.

The foregoing description of the Restatement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restatement Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1*	Amendment and Restatement Agreement, dated as of August 18, 2023, among The Chemours Company, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

* The Chemours Company has omitted certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K and, upon request by the SEC, agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Jonathan Lock
Jonathan Lock
Senior Vice President, Chief Financial Officer
Date:	August 23, 2023